VERTICALNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)	December 31,	June 30, 2007	Pro forma			Pro forma June 30,
	2006		adjustments			2007
		(Unaudited)				(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,809	$1,238	$—			$1,238
Accounts receivable, net	3,877	4,386	—			4,386
Prepaid expenses and other current assets	778	1,291	—			1,291

Total current assets	7,464	6,915	—			6,915
Property and equipment, net	920	738	—			738
Goodwill	9,709	9,743	—			9,743
Other intangible assets, net	2,184	1,495	—			1,495
Other assets	416	242	—			242

Total assets	$20,693	$19,133	$—			$19,133

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt, convertible notes, and other non-current liabilities	$2,170	$6,196	$—			$6,196
Accounts payable and accrued expenses	5,698	5,641	(21)	(a	)	5,620
Deferred revenues	3,756	3,735	—			3,735

Total current liabilities	11,624	15,572	(21)			15,551
Warrant liabilities	—	3,500	(3,500)	(a	)	—
Non-current portion of deferred revenue	857	875	—			875
Long-term debt and other non-current liabilities	5,270	82	—			82

Total liabilities	17,751	20,029	(3,521)			16,508
Redeemable Series B convertible preferred stock	—	90	(90)	(a	)	—
Total shareholders’ equity (deficit)	2,942	(986)	3,611	(a	)	2,625

Total liabilities and shareholders’ equity (deficit)	$20,693	$19,133	$—			$19,133

(a)	Reflects the change in the classification of the preferred stock and warrants (in thousands):

Accrued expenses – (deemed dividends) reclassed to equity	$21
Warrant liabilities – reclassed to equity	3,500
Redeemable Series B convertible preferred stock – reclassed to equity	90

$3,611